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                                                                 Exhibit 4.1(h)


                           1997 Amendment Agreement






                                                                  , 1997
                                                   --------------


SWVA, Inc.
17th Street and 2nd Avenue
Huntington, WV 25726


Gentlemen:

We refer to the Financing Agreement between us dated December 30, 1986, as amended (the "Financing Agreement"). Capitalized terms used herein and defined in the Financing Agreement shall have the meanings set forth in said Financing Agreement unless otherwise specifically defined herein.

You have requested that we extend to you an additional credit facility with respect to financing your new capital expenditures program and that various provisions of the Financing Agreement be amended. We have agreed to the foregoing subject to, and in accordance with, the terms, provisions and conditions hereof.

Effective immediately pursuant to mutual understanding, the Financing Agreement shall be, and hereby is, amended as follows:

1) The definitions of "Anniversary Date", "Term Loans", "Promissory Notes", "Early Termination Fee", and "Prepayment Discount Rate" in Section 1 of the Financing Agreement shall be, and each hereby is, deleted and the following shall be, and hereby is substituted in lieu thereof:

    "ANNIVERSARY DATE shall mean January 1, 2001."

    "TERM LOANS shall mean the CAPEX Term Loans and the Additional CAPEX Term Loans made and to be made by CITBC to the Company pursuant to, and repayable in accordance with, the provisions of Section 3 of the Financing Agreement."

    "PROMISSORY NOTES shall mean the notes in the forms of Exhibits B and C attached hereto, delivered by the Company to CITBC to evidence the Term Loans pursuant to, and repayable in accordance with the provisions of
    Section 3 of this Financing Agreement."


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    "EARLY TERMINATION FEE shall: i) mean the fee CITBC is entitled to charge the Company in the event the Company terminates the Line of Credit or this Financing Agreement on a date prior to January 1, 1999; and ii) be determined by multiplying the average daily loan balance under the Revolving Loan for the period from the date of this Financing Agreement to the Early Termination Date by one and one-half percent (1 1/2%) for the number of days from the Early Termination Date to January 1, 1999."

    PREPAYMENT DISCOUNT RATE shall mean the sum of (i) the yield equal to the quarterly bid yield to maturity of a U.S. Treasury Note or Bond issued within three (3) months prior to the date prepayment of any Treasury Rate Loan (as shown under the column heading "Ask Yld." for "Govt. Bonds & Notes" in the Treasury Bonds, Notes & Bills" section of The Wall Street Journal - Eastern Edition published on the second
    (2nd) business day prior to the date of prepayment) with a remaining term equal to the Weighted Average Life to Maturity, plus (ii) three percent (3%) for any part of the Term Loans that bears interest at the Treasury Rate.

2)  The definition of "Going Public Fee" shall be, and hereby is, deleted from
Section 1 of the Financing Agreement and the following definitions shall be, and each hereby is, added to Section 1 of the Financing Agreement in the proper alphabetical order:

    "ADDITIONAL CAPEX TERM LOANS shall mean the term loans made and to be made to the Company by CITBC in the aggregate principal amount of up to $23,000,000, as more fully described in Section 3 of this Financing Agreement."

    "ADDITIONAL CAPEX TERM LOAN LINE OF CREDIT shall mean the commitment of CITBC to make Additional CAPEX Term Loans to the Company pursuant to Section 3 of this Financing Agreement in the aggregate amount not to exceed $23,000,000."

    "CHASE BANK RATE shall mean the rate of interest per annum announced by The Chase Manhattan Bank, or its successor in interest, from time to time as its prime rate in effect at its principal office in the County, City and State of New York. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers)."

3) Section 3, Paragraphs 6 and 7 of the Financing Agreement shall be, and each hereby is amended in its entirety to read as follows:


    "6. The Company may, at its option, prepay all or any part of the principal of the Term Loans, before maturity, provided that on each prepayment the Company shall pay accrued interest on the principal so prepaid to the date of such prepayment."

    "7. Each Mandatory Prepayment or voluntary prepayment shall be applied to the last maturing installments of principal of the CAPEX Term Loans until paid in full and then to the last maturing installments of the Additional CAPEX Term Loans until paid in full."


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4)  Section 3, Paragraph 3 of the Financing Agreement shall be, and hereby is, amended by the addition thereto of the following new paragraphs d and e:

    "3.(d) Within the available and unused Additional CAPEX Term Loan Line of Credit and upon receipt of a Promissory Note, in the form of Exhibit C attached hereto, from the Company in the amount of the Additional CAPEX Term Loan, CITBC will extend to the Company an Additional CAPEX Term Loan, provided: a) the Company is not then in breach or violation of this Financing Agreement, and b) all of the conditions listed below are fulfilled to the sole but reasonable satisfaction of CITBC. The conditions are as follows:

    i) Additional CAPEX Term Loan proceeds are to be used exclusively to pay for, or reimburse the Company for, the acquisition by the Company of newly acquired capital improvements (other than Real Estate) which are not subject to Purchase Money Liens or any other lien or security interest;

    ii) the Company must give CITBC fifteen (15) days prior written notice of its intention to enter into an Additional CAPEX Term Loan and draw down the Additional CAPEX Term Loans no later than July 1, 1998;

    iii) the Company shall be entitled to four (4) Additional Capex Term Loans per calendar year but no more than one (1) Additional CAPEX Term Loan in any fiscal quarter;

    iv) no Additional CAPEX Term Loan may exceed eighty percent (80%) of the total acquisition costs of the capital improvements (other than Real Estate) exclusive of assembly costs, installation expenses, maintenance, shipping costs, taxes and import or custom charges for which the Additional CAPEX Term Loan is sought; and

    v) each Additional CAPEX Term Loan must be in increments of $250,000.00 or whole multiples thereof and may not exceed in the aggregate the Additional CAPEX Term Loan Line of Credit.


   (e) Each Additional CAPEX Term Loan will be repaid to CITBC by the Company in equal quarterly installments of principal computed on a ten
    (10) year amortization schedule, which installments shall commence on July 1, 1998 and thereafter on the first business day of each October, January, April and July thereafter until paid in full. To the extent repaid, Additional CAPEX Term Loans may not be reborrowed under this
    Section 3 of the Financing Agreement."

5) Section 7, Paragraph 2 of the Financing Agreement shall be, and each hereby is, amended in its entirety to read as follows:

    "2.(a) Interest on the Term Loans shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity in an amount

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    equal to the (i) Chase Bank Rate, on a per annum
    basis on the outstanding balance of all Term Loans (other than Libor Loans), and (ii) one and three-quarters percent (1 3/4%) plus Libor, on a per annum basis, on any Term Loans which are Libor Loans on the average of the net balances owing by the Company to CITBC in the Company's account at the close of each day during the month. The Company may elect to use Libor as to any then outstanding Term Loans provided x) there is then no Event of Default, y) the Company has so advised CITBC of its election to use Libor and the Libor Period selected no later than three (3) business days preceding the first day of a Libor Period and z) the election and Libor shall be effective, provided there is then no Event of Default, on the fourth business day following said notice. The Libor elections must be for $1,000,000 or more and there shall be no more than 3 elections to use Libor to compute interest at any one time under paragraphs 1 and 2 of this
    Section 7. If no such election is timely made or can be made or if Libor can not be determined, then CITBC shall use the Chase Bank Rate to compute interest. In the event of any change in said Chase Bank Rate, the rate under clause "(i)" above shall change, as of the first of the month following any change, so as to remain equal to the Chase Bank Rate. The rates hereunder shall be calculated based on a 360 day year. CITBC shall be entitled to charge the Company's account at the rate provided for herein when due until all Obligations have been paid in full. (b)(i) In lieu of interest computed at the rates specified in Paragraph "(a)" above, the Company shall have the option to elect a fixed rate of interest on all or a portion of the Additional CAPEX
    Term Loans during a one hundred and eighty (180) days period commencing on July 1, 1998 (the "Election Period"), such interest rate
    (x) shall be applied only to the then outstanding balance of the Additional CAPEX Term Loans, and (y) shall be equal to the Treasury Rate plus three percent (3%). Such fixed rate election may be exercised only once during such Election Period. In addition, if the first day for which interest is payable on the Additional CAPEX Term Loans subject to a fixed interest rate is other than the first day of a calendar month, the amount of such interest payable pursuant to Paragraph 2 of this Section 7 with respect to such Additional CAPEX Term Loans for the initial month for which such fixed interest rate is calculated shall be prorated for the number of days of such month that such Addition CAPEX Term Loans are outstanding.

    (ii) Provided that (x) there is then no Event of Default and (y) the Company has given a notice in accordance with this Paragraph 2(b)(ii), the Company may convert all or a portion of the Additional CAPEX Term Loans from a variable interest rate to a Treasury Rate - provided, however, (A) that such fixed rate shall be applicable only to the then outstanding Additional CAPEX Term Loans and (B) any such conversion must be made within one hundred and eighty (180) days after July 1, 1998 and (C) the Treasury Rate shall be applicable for a period up to but not exceeding 3 years. Whenever the Company desires to convert a variable interest rate to a Treasury Rate, the Company must notify CITBC of its election no later than thirty (30) calendar days preceding the first day of the next succeeding month. If no such election is timely made or can be made or upon expiration of the applicable duration of any such Treasury Rate Loan, CITBC shall use the Chase Bank Rate in lieu of the Treasury Rate. Each notice of election hereunder shall (1) identify the Additional CAPEX Term Loans to be converted and the aggregate outstanding principal balance thereof, (2) specify


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    the effective date of the conversion and the duration of such conversion, and (3) specify the principal amount of such Additional CAPEX Term Loans to be converted, and, in the case of any such notice given other than in writing , shall be immediately followed by a written confirmation thereof by the Company; provided, however, that if such written confirmation differs in any material respect from the action taken by CITBC prior to receiving such written confirmation and based upon a nonwritten notice, the records of CITBC shall control absent manifest error.

    (iii) Subject to the applicable provisions relating to prepayment of the Term Loans, the Company may prepay the Treasury Rate Loans at any time provided that upon such prepayment it pays to CITBC the Make-Whole Premium in immediately available funds.

    (iv) Interest on the Additional CAPEX Term Loans for which a fixed rate election has been made shall be payable as of the end of each month on the unpaid balance thereof or on payment in full prior to maturity in an amount equal to such applicable fixed rate on any Additional CAPEX Term Loans which are the Treasury Rate Loans computed on the average of the net balances thereof owing by the Company to CITBC in the Company's account at the close of each day during the month. Such rate shall be calculated on a 360 day year. CITBC shall be entitled to charge the Company's account at such rate when due until all Obligations have been paid in full."

7) Section 10 of the Financing Agreement shall be, and hereto is, amended by deleting the "proviso" at the end of the fourth sentence thereof.

8)  It is further agreed that:

    (a) The term "Obligations" as used in the Financing Agreement shall also include, without limitation, all present and future indebtedness, liabilities and obligations of the Company to CITBC pursuant to the Additional CAPEX Term Loans.
    (b) The form of Promissory Note attached hereto shall be annexed to the Financing Agreement as Exhibit C and shall evidence the Additional CAPEX Term Loans.
    (c) The Additional CAPEX Term Loans shall (i) incur interest at the rate specified in Section 7, Paragraph 2 of the Financing Agreement and (ii) be secured by all Collateral.
    (d) All references to "Chemical Bank Rate" in the Financing Agreement shall be, and hereby are, amended to read "Chase Bank Rate".
    (e) The Company acknowledges and agrees that CITBC may make assignments and/or sell participation in the loans and extensions of credit made and to be made to the Company under the Financing Agreement (as amended hereby) on such terms and conditions as CITBC shall in its sole discretion determine. The Company further acknowledges that in doing so, CITBC may grant to such co-lenders or participants certain rights which would require CITBC to obtain the co-lender's or participant's consent prior to executing certain waivers

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         and/or amendments, and prior to taking certain other actions with respect to the provisions of the Financing Agreement, provided that such co-lenders and participants shall not be granted independent rights to conduct audits and/or examinations of the Company's books and records and/or Collateral but shall have the right to accompany CITBC on any such audits or examinations at the participant's cost and expense.
    (f) The extension of Additional CAPEX Term Loans shall be conditioned upon the fulfillment of the following conditions precedent to CITBC's reasonable satisfaction:

         (i) The Company simultaneously executing and delivering to CITBC the Promissory Note referred to in Paragraph 8(b) above and Mortgages and/or Deeds of Trust granting to CITBC first mortgage liens upon the Company's Real Estate to secure the Additional CAPEX Term Loans.
         (ii) Our receipt of certified resolutions authorizing the execution, delivery and performance of the transactions contemplated by this amendment.
         (iii) Parent signing below to confirm that the term "Obligations" as defined and used in the Guaranty and Pledge Agreement executed by Parent in favor of CITBC shall also include, without limitation, all indebtedness, liabilities and obligations of the Company to CITBC arising in connection with the Additional CAPEX Term Loans.
         (iv) Marshall Steel, Inc. ("Marshall") signing below to confirm that the term "Obligations" as defined and used in the Guaranty, Security Agreement and Negative Pledge Agreement executed by Marshall in favor of CITBC shall also include, without limitation, all present and future indebtedness, liabilities and obligations of the Company to CITBC arising in connection with the Additional CAPEX Term Loans.
         (v) CITBC's receipt of title insurance and a current survey (in form and substance satisfactory to CITBC) with respect to the Real Estate to be subject to the Mortgages and/or Deeds of Trust referred to in paragraph 8(f)(i).
         (vi) The absence of any Event of Default under the Financing
         Agreement.

    (g) By signing below you confirm your agreement to (i) pay to us an Accommodation and Documentation Fee equal to $28,750 in the aggregate upon execution of this amendment, and (ii) reimburse us for all of our Out-of-Pocket Expenses incurred in connection with this amendment and the transactions contemplated hereby. All such amounts may, at our option, be charged to your loan amount under the Financing Agreement when due.

Except as set forth herein no other change in the terms or provisions of the
Financing Agreement is intended or implied.   If the foregoing is in
accordance with your understanding, kindly so indicate by signing and returning the enclosed copy of this letter.

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Parent and Marshall have signed below to confirm their respective agreements to subparagraphs (iii) and (iv) of paragraph 8(f) above.

                             THE CIT GROUP/BUSINESS
                             CREDIT, INC.


                             By:
                                ---------------------------
                             Title:

Read and Agreed to:

SWVA, INC.


By:
   ----------------------
Title:


Confirmed:

STEEL OF WEST VIRGINIA, INC.


By:
   -----------------------
Title:

MARSHALL STEEL, INC.


By:
   -----------------------
Title:




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